Exhibit 99.1

First National Corporation Announces Fourth Quarter and Full Year Results

STRASBURG, Va., January 25, 2017 --- First National Corporation (the "Company" or "First National") (OTC: FXNC) today reported net income available to common shareholders of $1.7 million and earnings per share of $0.34 for the fourth quarter ended December 31, 2016.  This was an $862 thousand increase when compared to earnings for the fourth quarter of 2015, which totaled $813 thousand or $0.17 per share.  The increase in net income available to common shareholders resulted primarily from an $867 thousand decrease in noninterest expenses, a $315 thousand increase in net interest income and a $128 thousand decrease in the effective dividend on preferred stock.  These changes were offset by a $377 thousand increase in income tax expense and a $71 thousand decrease in noninterest income.

For the year ended December 31, 2016, net income available to common shareholders totaled $5.9 million or $1.20 per share.  This was an increase of $4.4 million compared to earnings for the prior year, which totaled $1.5 million or $0.31 per share.  The increase in earnings resulted primarily from a $2.5 million increase in net interest income, a $2.1 million decrease in noninterest expenses, a $151 thousand increase in noninterest income and a $1.1 million decrease in the effective dividend on preferred stock.  These changes were offset by a $1.4 million increase in income tax expense.

Select highlights for the fourth quarter include:

	Return on equity increased to 13.08%, compared to 7.01% for fourth quarter of 2015

	Net income available to common shareholders increased $862 thousand, or 106%, compared to the fourth quarter of 2015

	The efficiency ratio improved to 67.17%, compared to 78.42% for the fourth quarter of 2015

	Noninterest expense decreased for the sixth consecutive quarter, and decreased $867 thousand, or 13%, compared to the fourth quarter of 2015

	Assets per employee increased to $4.5 million, compared to $3.6 million at the end of the fourth quarter of 2015

	Net interest income increased $315 thousand, or 6%, compared to the fourth quarter of 2015

	Net loans increased $15.5 million during the quarter, and increased $47.3 million, or 11%, over the prior year

	Noninterest-bearing demand deposits increased $11.0 million, or 7%, over the prior year.

"Since closing on the branch deposit acquisition in the second quarter of 2015, our banking team has successfully executed on two primary drivers of value of the transaction," said Scott Harvard, president and chief executive officer of First National. Harvard added, "The first driver was to deploy the newly acquired funds into loans. Loans, net of the allowance for loan losses, increased by $47.3 million during 2016, which followed total loan growth of $61.8 million in 2015. The second primary driver was to gain efficiencies from the larger balance sheet. For the year ended December 31, 2015, the year of the acquisition, the efficiency ratio was 80.92%. Our team was able to improve the efficiency ratio to 71.08% for the year ended December 31, 2016 by reducing non-interest expenses $2.1 million and by increasing revenues $2.7 million. Productivity improved with total assets per employee increasing 25% from $3.6 million to $4.5 million during the year as a result of right sizing our branch network, reducing staffing, and doing more with less by utilizing technology and improving processes."

BRANCH ACQUISITION

On April 17, 2015, First Bank (the "Bank"), the Company's banking subsidiary, completed the acquisition of six banking offices with approximately $186.8 million of deposits in the Shenandoah Valley and central Virginia regions from Bank of America, N.A. (the "Acquisition" or "Branch Acquisition").  The Company incurred integration costs related to the Acquisition, including legal and professional fees, supplies, data processing and postage expenses that totaled $908 thousand for the year ended December 31, 2015.  The Company did not incur integration costs during 2016.

At December 31, 2016, deposits from the acquired branches totaled $174.8 million, which was 94% of the deposit balances assumed in the Acquisition.  The branch acquisition had a positive impact on the cost of funds for the Company.  The cost of funds for the fourth quarter of 2016 for acquired branches was 0.22%, compared to the total cost of funds of the Company of 0.31%.  The mix of deposits, which was comprised of a significant amount of noninterest-bearing deposits, remained consistent from the acquisition date through the end of 2016.  The Bank assembled an experienced lending team in its south region that made a meaningful contribution to loan growth during 2015 and 2016.

BALANCE SHEET

Total assets of First National increased $4.1 million during the quarter to $716.7 million at December 31, 2016, and increased $24.4 million compared to one year ago.  Loans, net of the allowance for loan losses, increased $15.5 million during the quarter to $480.7 million, and increased $47.3 million, or 11%, compared to December 31, 2015. While net loans increased over the prior periods, the total of securities and interest-bearing deposits in banks decreased $12.3 million during the quarter to $180.7 million, and decreased $23.8 million compared to one year ago.

Total deposits increased $4.8 million during the quarter to $645.6 million, and were $18.5 million higher than one year ago.  When comparing the composition of the deposit portfolio at December 31, 2016 to one year ago, noninterest-bearing demand deposits increased from 25% to 26% of total deposits, while time deposits decreased from 22% to 20%.

Shareholders' equity totaled $50.7 million at December 31, 2016 compared to $46.0 million one year ago.  Tangible common equity totaled $49.2 million at the end of 2016, compared to $43.6 million at December 31, 2015.  The Company exceeded its target regulatory capital ratios at year-end.

NET INTEREST INCOME

For the fourth quarter ended December 31, 2016, net interest income increased $315 thousand, or 6%, to $5.9 million, compared to $5.6 million for the fourth quarter of 2015.

Total interest income increased $405 thousand, or 7%, to $6.4 million for the fourth quarter of 2016, compared to the same period of 2015.  Interest income increased from growth in total average earning assets and from a change in the composition of earning assets.  The change in asset mix resulted from an increase in average loan balances to 72% of average earning assets for the fourth quarter of 2016, up from 65% for the same quarter of 2015.  While loan balances increased, the average balance of interest-bearing deposits in banks and securities decreased to 28% of average earning assets, down from 35% when comparing the same periods.

Total interest expense increased $90 thousand, or 21%, to $513 thousand for the fourth quarter of 2016 compared to the same period of 2015.  The increase in interest expense resulted primarily from interest on deposits and interest on subordinated debt.  The Company had subordinated debt for only a portion of the fourth quarter of 2015, compared to a full quarter in 2016.

For the year ended December 31, 2016, net interest income increased $2.5 million, or 12%, to $23.3 million, compared to $20.7 million for the year ended December 31, 2015.

Total interest income increased $3.1 million, or 14%, to $25.2 million for the year ended December 31, 2016, compared to the same period of 2015.  Interest income increased from growth in total average earning assets and from a change in the composition of earning assets.  The change in asset mix resulted from an increase in average loan balances to 71% of average earning assets for year ended December 31, 2016, up from 67% one year ago.  While loan balances increased, the average balance of interest-bearing deposits in banks and securities decreased to 29% of average earning assets, down from 33% when comparing the same periods.

Total interest expense increased $541 thousand, or 38%, to $2.0 million for the year ended December 31, 2016 compared to the same period of 2015.  The increase in interest expense resulted primarily from a full year of interest on subordinated debt as well as higher interest expense on deposits.  The Company had subordinated debt for only a portion of the fourth quarter of 2015, compared to the full year of 2016.

NONINTEREST INCOME

For the fourth quarter ended December 31, 2016, noninterest income decreased $71 thousand, or 3%, to $2.1 million, compared to $2.2 million for the fourth quarter of 2015.  There were no significant changes in revenue from service charges on deposit accounts or ATM and check card fees.  Wealth management fees decreased $143 thousand when comparing the same periods, while other operating income increased $39 thousand.  The decrease in wealth management fees resulted from the elimination of brokerage services on January 1, 2016.

For the year ended December 31, 2016, noninterest income increased $151 thousand, or 2%, to $8.5 million, compared to $8.3 million for the year ended December 31, 2015.  Service charges on deposit accounts increased $470 thousand, or 15%, and ATM and check card fees increased $142 thousand, or 7%, over the prior year.  The increases were attributed to the increase in deposits when comparing the periods.  Wealth management fees decreased $613 thousand, or 31%, when comparing 2016 to 2015.

NONINTEREST EXPENSE

Noninterest expense decreased $867 thousand, or 13%, to $5.6 million for the fourth quarter of 2016 compared to the same period of 2015.  Several expense categories decreased when comparing the same periods, including salaries and employee benefits, which decreased $584 thousand, or 17%, and legal and professional fees, which decreased $212 thousand, or 47%.  The decrease in salaries and employee benefits resulted primarily from lower salaries and wages, insurance and pension expense, which decreased $213 thousand, $204 thousand and $159 thousand, respectively.  Salaries and wage expense was lower than the same period in 2015 from a reduction in the number of employees.  Insurance expense decreased as a result of changes to the Company's health insurance plan for 2016 as expense was impacted by the actual amount of claims submitted by employees during the year, as opposed to a fixed cost of insurance for 2015.  Pension expense decreased when comparing the periods as a result of an amendment to the defined benefit pension plan and the Company's intention to terminate the plan.  Under the amendment, benefit accruals ceased as of November 30, 2016.  Legal and professional fees were higher for the fourth quarter of 2015 primarily from consulting expenses incurred from an efficiency initiative that began during 2015.

Noninterest expense decreased $2.1 million, or 8%, to $23.5 million for the year ended December 31, 2016, compared to $25.6 million for the same period of 2015.  Several expense categories decreased when comparing the same periods, including salaries and employee benefits, which decreased $901 thousand, or 7%, legal and professional fees, which decreased $452 thousand, or 34%, and supplies expense, which decreased $333 thousand, or 43%.  The decrease in salaries and employee benefits resulted primarily from lower salaries and wage expense, insurance expense and pension expense, which decreased $501 thousand, $314 thousand and $125 thousand, respectively.  Legal and professional fees were higher for the year ended December 31, 2015 primarily from legal fees related to integration costs incurred during the Branch Acquisition and consulting expenses incurred from an efficiency initiative.  Supplies expense was higher for the year ended December 31, 2015, primarily from integration costs incurred during the Branch Acquisition.

ASSET QUALITY/LOAN LOSS PROVISION

Nonperforming assets decreased to $1.8 million, or 0.25% of total assets, down from $6.5 million or 0.94% of total assets one year ago.  Loans past due between 30 and 89 days and still accruing was 0.53% of total loans, compared to 0.32% at December 31, 2015.  The allowance for loan losses totaled $5.3 million at December 31, 2016 and $5.5 million at December 31, 2015, representing 1.09% and 1.26% of total loans, respectively.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company's future operations and are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (OTC: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia.  The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, two loan production offices, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia.  In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
Income Statement	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Interest income
Interest and fees on loans	$5,556	$5,500	$5,370	$5,236	$5,056
Interest on deposits in banks	55	73	62	48	63
Interest on securities	794	749	825	888	884
Dividends on restricted securities	21	20	21	19	18
Total interest income	$6,426	$6,342	$6,278	$6,191	$6,021
Interest expense
Interest on deposits	$353	$338	$329	$333	$302
Interest on federal funds purchased	-	-	-	3	-
Interest on subordinated debt	91	91	89	90	62
Interest on junior subordinated debt	69	65	64	61	59
Interest on other borrowings	-	1	-	5	-
Total interest expense	$513	$495	$482	$492	$423
Net interest income	$5,913	$5,847	$5,796	$5,699	$5,598
Provision for loan losses	-	-	-	-	-
Net interest income after provision for loan losses	$5,913	$5,847	$5,796	$5,699	$5,598
Noninterest income
Service charges on deposit accounts	$877	$941	$914	$780	$846
ATM and check card fees	505	529	515	488	520
Wealth management fees	353	339	334	336	496
Fees for other customer services	154	143	137	147	143
Income from bank owned life insurance	109	123	107	86	103
Net gains (losses) on sales of securities	(2)	4	-	6	(3)
Net gains on sale of loans	42	50	31	21	43
Other operating income	89	182	74	79	50
Total noninterest income	$2,127	$2,311	$2,112	$1,943	$2,198
Noninterest expense
Salaries and employee benefits	$2,907	$3,183	$3,415	$3,444	$3,491
Occupancy	364	380	365	424	400
Equipment	402	406	394	432	398
Marketing	210	125	120	107	94
Supplies	138	108	103	101	93
Legal and professional fees	238	179	156	311	450
ATM and check card fees	211	229	221	205	200
FDIC assessment	72	106	126	122	119
Bank franchise tax	90	89	90	103	130
Telecommunications expense	112	110	115	114	120
Data processing expense	159	160	146	128	157
Postage expense	56	56	57	69	71
Amortization expense	179	187	198	207	216
Other real estate owned expense (income), net	-	1	(49)	(72)	92
Net loss on disposal of premises and equipment	-	8	-	-	-
Other operating expense	507	526	426	422	481
Total noninterest expense	$5,645	$5,853	$5,883	$6,117	$6,512
Income before income taxes	$2,395	$2,305	$2,025	$1,525	$1,284
Income tax expense	720	611	592	426	343
Net income	$1,675	$1,694	$1,433	$1,099	$941
Effective dividend on preferred stock	-	-	-	-	128
Net income available to common shareholders	$1,675	$1,694	$1,433	$1,099	$813
Common Share and Per Common Share Data
Net income, basic	$0.34	$0.34	$0.29	$0.22	$0.17
Weighted average shares, basic	4,927,728	4,925,753	4,924,702	4,920,315	4,913,985
Net income, diluted	$0.34	$0.34	$0.29	$0.22	$0.17
Weighted average shares, diluted	4,933,572	4,929,922	4,926,859	4,923,117	4,916,804
Shares outstanding at period end	4,929,403	4,926,546	4,925,599	4,924,539	4,916,130
Tangible book value at period end	$9.98	$9.99	$9.61	$9.25	$8.87
Cash dividends	$0.03	$0.03	$0.03	$0.03	$0.025

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Key Performance Ratios
Return on average assets	0.94%	0.95%	0.82%	0.64%	0.54%
Return on average equity	13.08%	13.44%	11.90%	9.39%	7.01%
Net interest margin	3.60%	3.57%	3.62%	3.63%	3.53%
Efficiency ratio (1)	67.17%	68.57%	71.62%	77.32%	78.42%

Average Balances
Average assets	$711,507	$710,005	$705,707	$693,783	$692,263
Average earning assets	663,982	661,624	654,535	643,358	640,880
Average shareholders' equity	50,944	50,160	48,443	47,066	53,264

Asset Quality
Loan charge-offs	$337	$195	$136	$120	$418
Loan recoveries	48	71	350	116	367
Net charge-offs (recoveries)	289	124	(214)	4	51
Non-accrual loans	1,520	3,521	4,057	4,258	3,854
Other real estate owned, net	250	250	442	2,112	2,679
Nonperforming assets	1,770	3,771	4,499	6,370	6,533
Loans 30 to 89 days past due, accruing	2,583	2,036	1,979	1,743	1,418
Loans over 90 days past due, accruing	116	59	11	124	92
Troubled debt restructurings, accruing	-	88	-	-	317
Special mention loans	13,073	14,238	13,392	13,796	16,372
Substandard loans, accruing	8,056	8,273	9,610	10,068	10,265

Capital Ratios (2)
Total capital	$65,584	$65,759	$64,375	$62,440	$61,513
Tier 1 capital	60,263	60,149	58,641	56,920	55,989
Common equity tier 1 capital	60,263	60,149	58,641	56,920	55,989
Total capital to risk-weighted assets	13.45%	13.90%	13.66%	13.50%	13.86%
Tier 1 capital to risk-weighted assets	12.36%	12.72%	12.45%	12.30%	12.62%
Common equity tier 1 capital to risk-weighted assets	12.36%	12.72%	12.45%	12.30%	12.62%
Leverage ratio	8.48%	8.48%	8.33%	8.22%	8.12%

Balance Sheet
Cash and due from banks	$10,106	$8,955	$10,518	$10,250	$8,247
Interest-bearing deposits in banks	30,986	47,902	40,225	29,077	31,087
Securities available for sale, at fair value	94,802	88,323	94,566	99,019	105,559
Securities held to maturity, at carrying value	53,398	55,263	57,401	64,963	66,519
Restricted securities, at cost	1,548	1,548	2,058	1,548	1,391
Loans held for sale	337	1,053	1,819	523	323
Loans, net of allowance for loan losses	480,746	465,224	459,812	448,556	433,475
Other real estate owned, net of valuation allowance	250	250	442	2,112	2,679
Premises and equipment, net	20,785	20,852	21,126	21,366	21,389
Accrued interest receivable	1,746	1,631	1,612	1,741	1,661
Bank owned life insurance	13,928	13,808	13,935	13,828	11,742
Core deposit intangibles, net	1,551	1,730	1,917	2,115	2,322
Other assets	6,539	6,133	5,917	5,945	5,927
Total assets	$716,722	$712,672	$711,348	$701,043	$692,321

Noninterest-bearing demand deposits	$168,076	$168,204	$159,278	$161,783	$157,070
Savings and interest-bearing demand deposits	349,067	340,884	337,589	334,599	328,945
Time deposits	128,427	131,654	133,479	136,736	141,101
Total deposits	$645,570	$640,742	$630,346	$633,118	$627,116
Other borrowings	-	-	12,000	-	-
Subordinated debt	4,930	4,926	4,921	4,917	4,913
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	6,195	6,742	5,544	6,029	5,060
Total liabilities	$665,974	$661,689	$662,090	$653,343	$646,368

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Balance Sheet (continued)
Preferred stock	$-	$-	$-	$-	$-
Common stock	6,162	6,158	6,157	6,156	6,145
Surplus	7,093	7,046	7,021	6,996	6,956
Retained earnings	39,749	38,223	36,676	35,391	34,440
Accumulated other comprehensive loss, net	(2,256)	(444)	(596	(843))	(1,588)
Total shareholders' equity	$50,748	$50,983	$49,258	$47,700	$45,953
Total liabilities and shareholders' equity	$716,722	$712,672	$711,348	$701,043	$692,321

Loan Data
Mortgage loans on real estate:
Construction and land development	$34,699	$34,518	$33,232	$31,505	$33,135
Secured by farm land	688	695	706	931	964
Secured by 1-4 family residential	198,763	196,492	196,295	196,165	189,286
Other real estate loans	210,522	202,148	199,456	190,375	180,483
Loans to farmers (except those secured by real estate)	1,316	737	492	473	3,056
Commercial and industrial loans (except those secured by real estate)	28,665	25,114	24,229	23,742	20,992
Consumer installment loans	4,611	4,283	4,083	3,854	4,055
Deposit overdrafts	264	260	334	312	257
All other loans	6,539	6,587	6,719	6,719	6,771
Total loans	$486,067	$470,834	$465,546	$454,076	$438,999
Allowance for loan losses	(5,321)	(5,610)	(5,734)	(5,520)	(5,524)
Loans, net	$480,746	$465,224	$459,812	$448,556	$433,475

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$5,556	$5,500	$5,370	$5,236	$5,056
Interest income – investments and other	870	842	908	955	965
Interest expense – deposits	(353)	(338)	(329)	(333)	(302)
Interest expense – other borrowings	-	(1)	-	(5)	-
Interest expense – subordinated debt	(91)	(91)	(89)	(90)	(62)
Interest expense – junior subordinated debt	(69)	(65)	(64)	(61)	(59)
Interest expense – federal funds purchased	-	-	-	(3)	-
Total net interest income	$5,913	$5,847	$5,796	$5,699	$5,598
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$24	$26	$25	$25	$26
Tax benefit realized on non-taxable interest income – municipal securities	72	70	73	76	71
Total tax benefit realized on non-taxable interest income	$96	$96	$98	$101	$97
Total tax-equivalent net interest income	$6,009	$5,943	$5,894	$5,800	$5,695

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

(unaudited) For the Year Ended
Income Statement	December 31, 2016	December 31, 2015
Interest income
Interest and fees on loans	$21,662	$19,138
Interest on deposits in banks	238	197
Interest on securities	3,256	2,753
Dividends on restricted securities	81	77
Total interest income	$25,237	$22,165
Interest expense
Interest on deposits	1,353	1,150
Interest on federal funds purchased	3	2
Interest on subordinated debt	361	62
Interest on junior subordinated debt	259	224
Interest on other borrowings	6	3
Total interest expense	$1,982	$1,441
Net interest income	$23,255	$20,724
Recovery of loan losses	-	(100)
Net interest income after recovery of loan losses	$23,255	$20,824
Noninterest income
Service charges on deposit accounts	3,512	3,042
ATM and check card fees	2,037	1,895
Wealth management fees	1,362	1,975
Fees for other customer services	581	606
Income from bank owned life insurance	425	373
Net gains (losses) on sales of securities	8	(55)
Net gains on sale of loans	144	201
Other operating income	424	305
Total noninterest income	$8,493	$8,342
Noninterest expense
Salaries and employee benefits	$12,949	$13,850
Occupancy	1,533	1,452
Equipment	1,634	1,501
Marketing	562	530
Supplies	450	783
Legal and professional fees	884	1,336
ATM and check card fees	866	781
FDIC assessment	426	384
Bank franchise tax	372	513
Telecommunications expense	451	436
Data processing expense	593	700
Postage expense	238	341
Amortization expense	771	642
Other real estate owned (income) expense, net	(120))	352
Net loss on disposal of premises and equipment	8	-
Other operating expense	1,881	1,954
Total noninterest expense	$23,498	$25,555

Income before income taxes	$8,250	$3,611
Income tax expense	2,349	956
Net income	$5,901	$2,655
Effective dividend on preferred stock	-	1,113
Net income available to common shareholders	$5,901	$1,542

Net income, basic	$1.20	$0.31
Weighted average shares, basic	4,924,636	4,910,608
Net income, diluted	$1.20	$0.31
Weighted average shares, diluted	4,928,184	4,913,174
Shares outstanding at period end	4,929,403	4,916,130
Tangible book value at period end	$9.98	$8.87
Cash dividends	$0.12	$0.10

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

(unaudited) For the Year Ended
Key Performance Ratios	December 31 2016	December 31, 2015

Return on average assets	0.84%	0.41%
Return on average equity	12.01%	4.58%
Net interest margin	3.61%	3.52%
Efficiency ratio (1)	71.08%	80.92%

Average Balances
Average assets	$705,170	$642,978
Average earning assets	655,913	597,763
Average shareholders' equity	49,117	57,928

Asset Quality
Loan charge-offs	$788	$1,838
Loan recoveries	585	744
Net charge-offs	203	1,094

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:	$21,662	$19,138
Interest income – loans	3,575	3,027
Interest income – investments and other	(1,353)	(1,150)
Interest expense – deposits	(6)	(3)
Interest expense – other borrowings	(361)	(62)
Interest expense – subordinated debt	(259)	(224)
Interest expense – junior subordinated debt	(3)	(2)
Interest expense – federal funds purchased	$23,255	$20,724

Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$100	$105
Tax benefit realized on non-taxable interest income – municipal securities	291	204
Total tax benefit realized on non-taxable interest income	$391	$309
Total tax-equivalent net interest income	$23,646	$21,033

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, acquisition and integration related expenses, and gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and bargain purchase gain.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 34%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes, however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for the Bank.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com